Exhibit 99.1

Investor Contact:	Press Contact:
Stacey Fisher	Lorne Fisher
305-335-9577	954-258-1786
sfisher@fish-consulting.com	lfisher@fish-consulting.com

Guideline, Inc. Reports Strong Third Quarter and Nine Months
Financial Results
-- Company Posts 17% Increase in Net Income and
28% Increase in EBITDA* for the Quarter --
-- Earnings per Share of $0.05 for the Nine Months vs. Loss in the Prior Year --
-- Cash Flow from Operations up 49% Year-to-Date --

NEW YORK, November 14, 2006—Guideline, Inc. (OTCBB: GDLN), the nation’s only single-source provider of custom business research, today announced strong financial results for the third quarter and nine months ended September 30, 2006.

Revenues for the nine months ended September 30, 2006 were $34,671,000, an increase of 10% versus revenues of $31,548,000 in the prior year. Net income attributable to common shareholders for the nine months ended September 30, 2006 was $1,057,000 or $0.05 per basic and fully diluted share as compared to a loss of ($101,000), or ($0.01) per basic and fully diluted share for the same period of the prior year.

EBITDA* for the nine months ended September 30, 2006 was $3,029,000, a 122% increase compared to EBITDA of $1,367,000 in the prior year. Operating income for the nine months ended September 30, 2006 of $1,283,000 represents a 142% increase compared to operating income of $531,000 in the prior year. EBITDA exclusive of non-cash stock compensation expense for the nine months ended September 30, 2006 was $3,699,000, a 100% increase compared to $1,850,000 in the same period of the prior year.

During the nine months and quarter ended September 30, 2006, Guideline recognized a pre-tax gain of $626,000 resulting from proceeds received related to its prior proportionate minority ownership interest in Strategic Research Institute which was sold.

Revenues in the third quarter of 2006 were $11,453,000 versus revenues of $11,433,000 in the prior year. Net income attributable to common shareholders for the third quarter was $489,000 or $0.02 per basic and fully diluted share, a 12% increase compared to income of $435,000, or $0.02 per basic and fully diluted share in the third quarter of the prior year.

EBITDA* for the quarter was $1,383,000, a 28% increase compared to EBITDA of $1,083,000 in the prior year. Operating income was $435,000 for the quarter compared to operating income of $800,000 in the prior year. EBITDA exclusive of non-cash stock compensation expense for the quarter was $1,741,000, a 42% increase compared to $1,227,000 in the third quarter of the prior year.

As of September 30, 2006, Guideline, Inc. had cash on hand of $2,015,000, short and long term debt of $2,005,000 and $2,636,000, respectively, and shareholders’ equity of $23,555,000. Cash flow from operations for the nine months ended September 30, 2006 was $2,270,000, a 49% increase over the reported $1,524,000 in cash flow for the comparable period in 2005.

David Walke, Chairman and CEO of Guideline, Inc., said “We continued to deliver strong results in the third quarter, and I am especially pleased with the progress of our corporate sales group. As you know, in June 2005 we eliminated our On-Demand direct sales force, and in September of that year established a corporate sales force exclusively focused on sales of our project-based primary research services (which today constitute almost 60% of our consolidated revenues). This strategy, which materially impacted third quarter operating income on a comparable basis - as we had significantly less corporate sales costs in the third quarter of 2005- is showing strong initial signs of paying off.

“Indeed, I am very pleased to report that the corporate sales force achieved over 95% of its 2006 full year bookings quota as of the end of the third quarter. Furthermore, almost 80% of the bookings were for our higher margin, project-based primary research services, which is consistent with our corporate sales strategy noted above. In particular, bookings from the pharmaceutical and financial services industries remained robust during the quarter.”

Mr. Walke also reported that Guideline is now focusing renewed attention on its On-Demand subscription business. Specifically, the Company has recently launched a new subscription service—Preferred Partner Program—which is a materially higher value, higher priced service. After only six weeks, the Program has had solid early success. In addition, the Company’s Private Capital Intelligence Service, designed to provide high value initial due diligence services, has been re-launched with a dedicated sales team, and is also off to a good start.

“Based upon the strong performance of our corporate sales force,” Mr. Walke said, “and the encouraging initial reaction to our new On-Demand subscription services, we are developing plans to commit additional sales resources to validate the potential of our On-Demand business and return it to net positive revenue growth.”

Mr. Walke also said, “It is important to note that our cross-selling efforts are also showing good progress, as evidenced by the $1.5 million in project-related bookings from our On-Demand clients for the year-to-date period. As our corporate sales force and our cross-selling program continue to evolve and mature, we believe that this trend will accelerate.”

Mr. Walke noted that on a sequential quarter-to-quarter basis, EBITDA increased approximately 56% and net income attributable to common shareholders increased approximately 38%.

Mr. Walke concluded by saying that “I look forward to finishing the year strong as a result of Guideline’s consistent performance and unique position in the business research space as a single source provider.”

*We believe EBITDA, which is defined as net income (loss) before interest, income taxes, and depreciation and amortization, is a useful measure to investors, allowing them to focus on our recurring results of operations, and is a common alternative to measuring operating performance used by investors and financial analysts to measure value, cash flow and performance. Also, our credit facility, which contains a term note totaling $4,500,000, maturing in 2010, and a revolving loan facility totaling $4,500,000, includes financial and other covenants which are based on or refer to EBITDA. The non-GAAP financial measure described above should be considered in addition to, but not as a substitute for, other measures of financial performance prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Guideline has provided reconciliations in the attached financial information for the non-GAAP financial measure to the most directly comparable GAAP financial measures.

Earnings Conference Call Information
Management will host a conference call today at 2:30 PM ET to review the financial results for the nine months and quarter ended September 30, 2006. The dial-in number for the conference call is (800) 430-2053 for domestic participants. A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available for five business days. It can be accessed by dialing 877-519-4471, using the passcode 8068561. To access the live and/or archived webcast of the call, please go http://www.guideline.com.

About Guideline, Inc.
Guideline, Inc. (OTC Bulletin Board: GDLN) is the nation's only single-source provider of customized business research and analysis. Through its end-to-end continuum of On-Demand Business Research, Custom Market Research, Strategic Intelligence, and Product Development Intelligence. Guideline's research analysts create integrated solutions that enable clients to make informed decisions to address their critical business needs. Guideline specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Guideline, Inc. is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting www.guideline.com.

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Forward-Looking Statements

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for the Company’s markets and the demand for its products and services, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new products and services introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

GUIDELINE, INC. COMPARATIVE STATEMENTS OF INCOME (LOSS) (unaudited)
	Nine Months Ended September 30
	2006	2005
Revenue	$34,671,000	$31,548,000

Operating income[6]	$1,283,000	$531,000

EBITDA[1,2,3]	$3,029,000	$1,367,000

Income Before Income Taxes and Cumulative Effect of Accounting Change	$1,461,000	$203,000

Income tax provision	$449,000	$274,000

Cumulative effect of accounting change[4]	$96,000	$--

Net income (loss)	$1,108,000	($71,000)

Income (Loss) attributable to common shareholders’[5]	$1,057,000	($101,000)

Income (Loss) Per Share - Basic & Diluted	$0.05	($0.01)

Weighted Average Shares
Outstanding - Basic and Diluted	20,747,349	19,959,258

Reconciliation of Net Income (Loss) to EBITDA (unaudited):

1EBITDA (000’s omitted) for the nine months ended September 30, 2006 is as follows:

Net income	$1,108
Tax provision	449
Depreciation and amortization	1,115
Interest expense	453
Cumulative effect of accounting change	(96)

EBITDA	$3,029

2EBITDA (000’s omitted) for the nine months ended September 30, 2005 is as follows:

Net loss	$(71)
Tax provision	274
Depreciation and amortization	905
Interest expense	259

EBITDA	$1,367

3EBITDA for the nine months ended September 30, 2006, was $3,699,000, exclusive of $670,000 of non-cash stock compensation expense, and for the nine months ended September 30, 2005 EBITDA was $1,850,000, exclusive of $483,000 of non-cash stock compensation expense.

4During the first quarter of 2006, Guideline adopted the revised Statement of Financial Accounting Standards No. 123, “Share-Based Payments” (“SFAS 123 (R)”). As a result of adopting SFAS 123(R), Guideline recognized a before and after-tax gain of approximately $96,000 representing the cumulative effect of a change in accounting principle attributable to the requirement under SFAS 123(R) to estimate forfeitures at the grant date instead of recognizing them as incurred.

5Net income for the nine months ended September 30, 2006 of $1,108,000 was reduced by preferred dividends of $51,000, resulting in net income attributable to common shareholders of $1,057,000.

6The pre-tax gain of $626,000 resulting from proceeds received from Strategic Research Institute is not included in operating income.

GUIDELINE, INC. COMPARATIVE STATEMENTS OF INCOME (LOSS) (unaudited)

	Three Months Ended September 30
	2006	2005

Revenue	$11,453,000	$11,433,000

Operating income[5]	$435,000	$800,000

EBITDA[1,2,3]	$1,383,000	$1,083,000

Income Before Income Taxes	$921,000	$651,000

Income tax provision	$401,000	$206,000

Net income	$520,000	$445,000

Income attributable to common shareholders’[4]	$489,000	$435,000

Income Per Share - Basic & Diluted	$0.02	$0.02

Weighted Average Shares
Outstanding - Basic	20,883,940	20,297,505
Outstanding - Diluted	20,883,940	21,808,245

Reconciliation of Net Income to EBITDA (unaudited):

1EBITDA (000’s omitted) for the three months ended September 30, 2006 is as follows:

Net income	$520
Tax provision	401
Depreciation and amortization	320
Interest expense	142

EBITDA	$1,383

2EBITDA (000’s omitted) for the three months ended September 30, 2005 is as follows:

Net income	$445
Tax benefit	206
Depreciation and amortization	288
Interest expense	144

EBITDA	$1,083

3EBITDA for the quarter ended September 30, 2006, was $1,741,000, exclusive of $358,000 of non-cash stock compensation expense, and EBITDA for the quarter ended September 30, 2005 was $1,227,000, exclusive of $144,000 of non-cash stock compensation expense.

4Net income for the three months ended September 30, 2006 of $520,000 was reduced by preferred dividends of $31,000, resulting in net income attributable to common shareholders of $489,000.

5The pre-tax gain of $626,000 resulting from proceeds received from Strategic Research Institute is not included in operating income.

GUIDELINE, INC. AND SUBSIDIARIES Consolidated Balance Sheets

	September 30	December 31
	2006	2005
	(unaudited)

Assets
Cash and cash equivalents	$2,015,000	$2,697,000
Accounts receivable, net	9,526,000	8,646,000
Deferred tax assets	45,000	386,000
Prepaid expenses and other current assets	757,000	671,000

Total Current Assets	12,343,000	12,400,000

Property, Plant & Equipment, net	2,394,000	2,572,000
Goodwill, net	19,295,000	18,245,000
Intangibles, net	2,259,000	2,522,000
Deferred tax assets	1,057,000	987,000
Deferred financing fees, net	533,000	647,000
Other assets	781,000	834,000

Total assets	$38,662,000	$38,207,000

Liabilities and Shareholders' Equity
Trade accounts payable	$2,289,000	$2,425,000
Accrued expenses and other	2,181,000	2,378,000
Unearned retainer income	4,682,000	4,311,000
Current maturities of notes payable	2,005,000	3,005,000
Deferred tax liability	142,000	--
Total current liabilities	11,299,000	12,119,000

Notes payable	2,636,000	3,389,000
Deferred compensation and other liabilities	511,000	761,000

Total liabilities	14,446,000	16,269,000

Redeemable, convertible, preferred stock	661,000	610,000

Shareholders' Equity	23,555,000	21,328,000

Total Liabilities and Shareholders' Equity	$38,662,000	$38,207,000